CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Proposed Maximum	Amount of
to be Registered	Registered	Share (1)	Offering Price (1)	Registration Fee (1)
Common Stock, $1.00 par value per share	28,750,000	$49.635	$1,427,006,250	$165,675

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on February 24, 2011.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159040
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 7, 2009)

25,000,000 Shares

Common Stock

Health Care REIT, Inc. is offering for sale 25,000,000 shares of its common stock to be sold in this offering.

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” On March 1, 2011, the last reported sale price of our common stock on the NYSE was $50.85 per share.

Concurrently with this offering, we are offering 12,500,000 shares (or 14,375,000 shares if the underwriters exercise their overallotment option in full) of our 6.50% Series I Cumulative Convertible Perpetual Preferred Stock pursuant to a separate offering registered under the Securities Act. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our Series I preferred stock. The completion of this offering of common stock is not subject to the completion of the concurrent offering of our Series I preferred stock and the completion of the concurrent offering of our Series I preferred stock is not subject to the completion of this offering of common stock. See “The Acquisition—The Financing Transactions—The Preferred Stock Offering.”

Investing in our securities involves risk.  You should carefully consider each of the factors described under “Risk factors” beginning on page S-11 of this prospectus supplement, as well as the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein for more information, before you make any investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$49.25	$1,231,250,000

Underwriting discounts and commissions	$1.97	$49,250,000

Proceeds, before expenses, to us	$47.28	$1,182,000,000

The underwriters may also purchase up to 3,750,000 additional shares of common stock from us on the same terms and conditions as set forth above to cover overallotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $56,637,500, and the total proceeds, before expenses, to us will be $1,359,300,000.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about March 7, 2011.

Joint Book-Running Managers

UBS Investment Bank
BofA Merrill Lynch
Barclays Capital
Deutsche Bank Securities
J.P. Morgan
Wells Fargo Securities

Co-Lead Manager

KeyBanc Capital Markets

Senior Co-Managers

Credit Agricole CIB	Raymond James	Stifel Nicolaus Weisel

Junior Co-Managers

BMO Capital Markets	Morgan Keegan

Comerica Securities	PNC Capital Markets LLC	RBS

The date of this prospectus supplement is March 1, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement
Prospectus supplement summary	S-1
The Acquisition	S-8
Risk factors	S-11
Forward-looking statements	S-24
Use of proceeds	S-25
Price range of shares and distribution history	S-26
Capitalization	S-27
Unaudited pro forma condensed consolidated financial statements	S-30
Description of bridge loan facility	S-39
Underwriting (Conflicts of Interest)	S-40
Notice to investors	S-43
Legal matters	S-47
Experts	S-47
Where you can find more information	S-48
Base prospectus
About this prospectus	1
Cautionary statement concerning forward-looking statements and risk factors	1
Where you can find additional information	2
Documents incorporated by reference	3
The company	4
Use of proceeds	4
Ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends	4
General description of the offered securities	5
Description of debt securities	5
Description of our common stock	11
Description of our preferred stock	12
Description of depositary shares	16
Description of warrants	19
Description of units	20
Restrictions on transfer of securities	20
Description of certain provisions of our certificate of incorporation and by-laws	21
Plan of distribution	22
Legal opinions	24
Experts	24

S-i

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, together with the additional information described under the heading, “Where you can find more information,” in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates:

➢	the terms “we,” “us,” “our,” the “Company,” or similar terms refer to Health Care REIT, Inc. together with its consolidated subsidiaries;

➢	the term “FC-GEN” refers to FC-GEN Investment, LLC together with its consolidated subsidiaries, which is a joint venture between affiliates of Formation Capital, LLC and JER Partners;

➢	the term “FC-GEN Acquisition Holding” refers to FC-GEN Acquisition Holding, LLC, a wholly owned subsidiary of FC-GEN, together with its consolidated subsidiaries;

➢	the term “OpCo” refers to FC-GEN Operations Investment, LLC, a wholly owned subsidiary of FC-GEN Acquisition Holding, together with its consolidated subsidiaries;

➢	the term “Tenant” refers to Genesis Operations, LLC, an indirect subsidiary of FC-GEN;

➢	the term “Acquisition” refers to the acquisition by the Company of all of the equity interests of FC-GEN Acquisition Holding, pursuant to the purchase agreement, dated as of February 28, 2011, by and among the Company, FC-GEN and OpCo;

➢	the term “Series I preferred stock” refers to the Company’s 6.50% Series I Cumulative Convertible Perpetual Preferred Stock, $1.00 par value per share;

➢	the term “Preferred Stock Offering” refers to the Company’s offering of 12,500,000 shares of Series I preferred stock conducted concurrently with this offering of common stock; and

➢	the term “Financing Transactions” refers to this offering, the $2.4 billion bridge loan facility and the Preferred Stock Offering related to the Acquisition, each as described elsewhere in this prospectus supplement. See “The Acquisition—The Financing Transactions.”

S-ii

Prospectus supplement summary

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk factors” and “Forward-looking statements” contained in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors,” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information contained in our Current Reports on Form 8-K filed on February 28, 2011 (except for that information furnished pursuant to Item 7.01 and the exhibits related to such information, which are not incorporated into this prospectus supplement), before making an investment decision.

The closing of this offering is not conditioned upon the closing of the Acquisition or the completion of the Preferred Stock Offering. Unless otherwise indicated, this prospectus supplement does not give pro forma effect to the Acquisition and the related transactions. Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of the Company, which ends on December 31. Our financial results on a pro forma basis for the Acquisition for the fiscal year ended December 31, 2010 are set forth below under “Unaudited pro forma condensed consolidated financial statements.”

ABOUT OUR COMPANY

We are a real estate investment trust that has been at the forefront of senior housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio and our portfolio spans the full spectrum of senior housing and health care real estate, including senior housing communities, skilled nursing facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of December 31, 2010, our broadly diversified portfolio consisted of 683 properties in 41 states.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

OUR STRATEGY

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

The portfolio

The following table summarizes our portfolio as of December 31, 2010:

				Number of
		Percentage of	Number of	Beds/Units	Investment per
Type of property	Investments	investments	properties	or Sq. Ft.	Metric(1)	States

	(in thousands)

Senior housing facilities	$4,403,208	49.0%	303	27,863 units	$162,210 per unit	36
Skilled nursing facilities	1,257,719	14.0%	180	24,064 beds	52,266 per bed	26
Hospitals	782,879	8.7%	31	1,857 beds	446,846 per bed	13
Medical office buildings(2)	2,195,435	24.4%	162	9,047,167 sq. ft.	254 per sq. ft.	28
Life science buildings(2)	346,562	3.9%	7		n/a	1

Totals	$8,985,803	100%	683			41

(1)	Investment per metric was computed by using the total investment amount of $8,860,164,000, which includes net real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $8,592,109,000 and $268,055,000, respectively.

(2)	Includes our share of unconsolidated joint venture investments. Please see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information.

We invest in senior housing and health care real estate. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; and (5) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property. Our asset management process for senior housing and care properties generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including tenant relations, tenant lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs and market conditions among other things. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

The Acquisition

On February 28, 2011, we entered into a definitive purchase agreement (the “Purchase Agreement”) with FC-GEN and OpCo to acquire 100% of the equity interests of FC-GEN Acquisition Holding. FC-GEN Acquisition Holding indirectly owns (1) 140 senior housing and care facilities (137 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities in 11 states in the Northeast and Mid-Atlantic operating under the name Genesis HealthCare. Prior to closing, FC-GEN Acquisition Holding will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo, and then (b) distribute all of the equity interests of OpCo to FC-GEN. The purchase price for the equity interests of FC-GEN Acquisition Holding is $2.4 billion (subject to adjustment). Immediately after the closing of the Acquisition, a subsidiary of the Company will enter into a master lease (the “Master Lease”) with Tenant under which Tenant will operate the 140 owned and ground leased facilities and will enter into a pass through master sub-sublease with an affiliate of Tenant under which such affiliate will operate the seven leased facilities. The Master Lease is supported by a guaranty from OpCo. See “The Acquisition” for additional information.

The Acquisition is expected to close in the second quarter of 2011, and will be subject to the fulfillment or waiver of various conditions to closing, the failure of which to occur could delay the closing or result in the Acquisition not closing.

In addition, in conjunction with the Acquisition, the Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed price equal to $47 million at any time during the initial 15-year term of the Master Lease.

In connection with the Acquisition, we obtained a commitment for a bridge loan facility in the aggregate amount of up to $2.4 billion, which may be used to finance all or part of the purchase price of the Acquisition. However, we currently anticipate using the proceeds of this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility. See “Description of bridge loan facility” for additional information.

Concurrent offering of Series I preferred stock

Concurrently with this offering, we are offering 12,500,000 shares of our Series I preferred stock (or 14,375,000 shares if the underwriters exercise their overallotment option in full) pursuant to a separate public offering registered under the Securities Act (the “Preferred Stock Offering”). The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock. See “The Acquisition—The Financing Transaction—The Preferred Stock Offering” for additional information.

This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy our Series I preferred stock and we cannot assure you that the Preferred Stock Offering will be completed or completed for the amount or on the terms contemplated.

Recent developments

In January 2011, we formed a $298 million partnership with Silverado Senior Living structured as a RIDEA investment. We acquired a 95% interest to own and operate 18 senior housing facilities with 1,454 beds located primarily in California and Texas. Silverado will continue to manage the facilities and own the remaining 5% interest. The partnership assumed $55.9 million in secured debt at an average rate of 6.9%.

We have entered into a purchase agreement and expect to complete an acquisition of four combination senior housing facilities located in the Chicago and New York metro areas totaling 628 units. Our $141 million investment will include the assumption of $48 million in secured debt at an average rate of 6.5%. The investment will be structured as a triple-net lease with Capital Senior Living (NYSE:CSU) with an initial term of 15 years and an initial rental yield of 7.25% with annual escalators of 3%. The transaction is expected to close in March 2011.

We have entered into a purchase agreement and expect to form an $890 million partnership with Benchmark Senior Living structured as a RIDEA investment. We will acquire a 95% interest to own and operate 34 senior housing facilities located primarily in New England. Benchmark will continue to manage the facilities and own the remaining 5% interest. The partnership will assume $509 million in secured debt at an average rate of 5.3%. We have obtained a $400 million bridge loan commitment from UBS Loan Finance, LLC to complete this acquisition. The transaction is expected to close in March or April 2011.

Other information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The offering

Issuer	Health Care REIT, Inc.

Common Stock Offered	25,000,000 shares of our common stock, $1.00 par value per share. We have also granted the underwriters an option to purchase up to 3,750,000 additional shares of our common stock to cover overallotments.

Common Stock to be Outstanding After this Offering	172,097,381 shares (175,847,381 shares if the underwriters exercise their overallotment option in full).

Concurrent Offering	Concurrently with this public offering of common stock, we are offering 12,500,000 shares (or 14,375,000 shares if the underwriters exercise their overallotment option in full) of our Series I preferred stock pursuant to a separate public offering registered under the Securities Act (the “Preferred Stock Offering”). The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock. See “The Acquisition—The Financing Transactions—The Preferred Stock Offering.”

Use of Proceeds	The net proceeds from this offering will be approximately $1.2 billion ($1.4 billion if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds to us from the Preferred Stock Offering will be approximately $605.5 million ($696.4 million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to finance the aggregate purchase price of the Acquisition, including the repayment of any amounts drawn on the $2.4 billion bridge loan facility. See “The Acquisition—The Financing Transactions.” If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. The Preferred Stock Offering may not be completed or, if completed, may not be completed for the amount or on the terms contemplated. Accordingly, the amounts described above may differ materially from the actual amounts we receive. The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock. See “Use of proceeds.”

Dividends	We are currently paying dividends of $0.69 per quarter, or $2.76 per year, per share of common stock. Our board of directors has approved an increase in the dividend to $0.715 per quarter, or $2.86 per year, per share of common stock, beginning with the quarterly dividend expected to be paid in May 2011.

New York Stock Exchange Symbol	HCN

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

The number of shares of our common stock outstanding after this offering is based on 147,097,381 shares outstanding as of December 31, 2010 and also excludes as of December 31, 2010:

➢	1,207,372 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan;

➢	8,511,532 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan;

➢	2,655,860 shares of common stock reserved for issuance upon conversion of $125,588,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2026;

➢	3,380,411 shares of common stock reserved for issuance upon conversion of $168,086,000 aggregate principal amount of our 4.75% Convertible Senior Notes due 2027;

➢	9,648,216 shares of common stock reserved for issuance upon conversion of $494,403,000 aggregate principal amount of our 3.00% Convertible Senior Notes due 2029;

➢	349,854 shares of common stock reserved for issuance upon conversion of our outstanding shares of Series H Cumulative Convertible and Redeemable Preferred Stock;

➢	10,575,000 shares of common stock reserved for issuance upon conversion of the Series I preferred stock assuming the consummation of the Preferred Stock Offering at the amount and on the terms presently contemplated with no exercise by the underwriters of their overallotment option;

➢	shares of common stock that may be issued upon conversion of the convertible senior notes or the Series I preferred stock as a make-whole premium (or similar consideration) upon the occurrence of a make-whole fundamental change or fundamental change (as applicable); and

➢	3,750,000 shares of our common stock that may be purchased by the underwriters to cover overallotments, if any.

Summary selected historical consolidated financial data

The summary selected historical consolidated financial data set forth below should be read in conjunction with the sections of this prospectus supplement entitled “Capitalization” and “Prospectus supplement summary,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2010 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein. See “Unaudited pro forma condensed consolidated financial statements” for a presentation of the effect on a pro forma basis of this offering, the Preferred Stock Offering and the Acquisition on our consolidated financial statements.

	Year ended December 31,
	2008	2009	2010

	amounts are in thousands, except per share data

Operating Data
Revenues	$504,525	$546,092	$680,530
Income from continuing operations attributable to common stockholders	105,260	127,387	62,350
Net income attributable to common stockholders	260,098	171,190	106,882
Per Share Data
Basic:
Income from continuing operations attributable to common stockholders	$1.12	$1.12	$0.49
Net income attributable to common stockholders	$2.77	$1.50	$0.84
Diluted:
Income from continuing operations attributable to common stockholders	$1.12	$1.11	$0.49
Net income attributable to common stockholders	$2.76	$1.49	$0.83
Dividends declared and paid per common share	$2.70	$2.72	$2.74

	December 31,
	2008	2009	2010

	amounts are in thousands

Balance Sheet Data
Net real estate investments	$5,854,179	$6,080,620	$8,590,833
Total assets	6,215,031	6,367,186	9,451,734
Total long-term obligations	2,847,676	2,414,022	4,469,736
Total liabilities	2,976,746	2,559,735	4,714,081
Total preferred stock	289,929	288,683	291,667
Total equity	3,238,285	3,807,451	4,733,100

The Acquisition

On February 28, 2011, we entered into a definitive purchase agreement (the “Purchase Agreement”) with FC-GEN and OpCo to acquire 100% of the equity interests of FC-GEN Acquisition Holding. FC-GEN Acquisition Holding indirectly owns (1) 140 senior housing and care facilities (137 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities in 11 states in the Northeast and Mid-Atlantic operating under the name Genesis HealthCare. Prior to closing, FC-GEN Acquisition Holding will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo, and then (b) distribute all of the equity interests of OpCo to FC-GEN. The purchase price for the equity interests of FC-GEN Acquisition Holding is $2.4 billion (subject to adjustment).

In addition, in conjunction with the Acquisition, the Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed purchase price equal to $47 million at any time during the initial 15-year term of the Master Lease.

In connection with the Acquisition, we obtained a commitment for a bridge loan facility in the aggregate amount of up to $2.4 billion, which may be used to finance all or part of the purchase price of the Acquisition. However, we currently anticipate using the proceeds of this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to fund the Acquisition in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility. See “Description of bridge loan facility” for additional information.

The Acquisition is subject to the fulfillment or waiver of various closing conditions, including, among other things, obtaining certain governmental and regulatory approvals and landlord consents, the absence of laws, regulations or orders of a governmental body prohibiting the Acquisition, the accuracy of the representations and warranties made by, and the absence of a material breach in the performance of covenants by, FC-GEN and us in the Purchase Agreement. The parties have also made customary representations, warranties and covenants in the Purchase Agreement, including among others, FC-GEN’s covenant not to solicit acquisition proposals or participate in discussions relating to an acquisition proposal. The Acquisition is expected to close in the second quarter of 2011; however, we cannot assure you that the Acquisition will close or, if it does, when such closing will occur. See “Risk factors—Risks Related to the Offering and the Acquisition.” The Acquisition is not subject to a financing contingency.

This offering is not conditioned upon the consummation of the Acquisition.

MASTER LEASE

Immediately after the closing of the Acquisition, a subsidiary of the Company will enter into a master lease (the “Master Lease”) with Tenant under which Tenant will operate the 140 owned or ground leased facilities and will enter into a pass through master sub-sublease with an affiliate of Tenant under which such affiliate will operate the seven leased facilities. The Master Lease is supported by a guaranty from OpCo.

The initial term will be 15 years (the “Initial Term”). Tenant will have one option to renew for an additional term of 15 years. The renewal option is exercisable as to all facilities in the aggregate only.

The Master Lease will provide that the base rent for the first year will be $198 million, and will increase at least 1.75% but no more than 3.50% (subject to CPI changes) for each of the years two through six during the Initial Term and at least 1.50% but no more than 3.00% per year thereafter (subject to CPI changes).

Tenant and/or OpCo will be subject to certain financial covenants, including requirements to maintain a minimum payment coverage ratio, a minimum net worth, a minimum cash balance, a minimum current ratio

The Acquisition

and a maximum leverage ratio. Tenant will grant the Company the exclusive right and option to own any facilities that Tenant or its affiliates develop or acquire during the Initial Term.

The seven senior housing and care facilities leased by FC-GEN Acquisition Holding (the “Leased Facilities) are each subject to a fixed price purchase option (each an “Option”). Pursuant to the Acquisition, the benefit of the Options will be transferred to the Company. If the Company exercises an Option and acquires a Leased Facility (a “Purchased Facility”), the Purchased Facility will be leased to Tenant pursuant to the terms of the Master Lease.

The Master Lease will be structured so that Tenant will be responsible for all operating costs associated with the facilities, including the payment of operating expenses, real estate taxes, insurance, building repairs and maintenance and all payments due under the three ground leases. Tenant will also provide indemnities against liabilities associated with the operation of the facilities.

The Company will have the right of first offer on the sale of any direct interest comprising less than a 20% ownership interest in OpCo, other than (1) a transfer between any direct or indirect owners as of the closing date, or (2) transfers in connection with an initial public offering of OpCo.

THE FINANCING TRANSACTIONS

The $2.4 Billion Bridge Loan Facility

On February 28, 2011, the Company obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. to provide a bridge loan facility to the Company in an aggregate amount of up to $2.4 billion subject to certain customary terms and conditions. No borrowings have been made under the $2.4 billion bridge loan facility as of the date of this prospectus supplement, and the commitments thereunder are available until May 31, 2011. See “Description of bridge loan facility.”

The Preferred Stock Offering

Concurrently with this offering, we are offering 12,500,000 shares of our Series I preferred stock pursuant to a separate offering registered under the Securities Act (the “Preferred Stock Offering”). We have granted the underwriters for the Preferred Stock Offering an overallotment option to purchase up to 1,875,000 additional shares of Series I preferred stock. If we complete the Preferred Stock Offering, we expect to use the proceeds from that offering and from this offering as described in “Use of proceeds.” The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock.

We will pay cumulative distributions on the Series I preferred stock from and including the date of original issuance in the amount of $3.25 per share each year, which is equivalent to 6.50% of the $50.00 liquidation preference per share.

A holder of our Series I preferred stock may convert such Series I preferred stock into our common stock subject to certain conditions summarized in the prospectus supplement and other offering materials for the Series I preferred stock filed with the SEC.

For a description of the Series I preferred stock, please see the prospectus supplement and other offering materials for the Series I preferred stock, all of which have been or will be filed with the SEC.

The Acquisition

This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy any Series I preferred stock and we cannot assure you that the Preferred Stock Offering will be completed or completed for the amount or on the terms contemplated.

Sources and uses of funds for the Acquisition

The following table sets forth the expected sources and uses of funds upon completion of the Acquisition, assuming a closing date in the second quarter of 2011 and assuming only the financing sources announced or for which we have a commitment as of the date of this prospectus supplement. No assurances can be given that the information in the following table will not change depending on the nature of our financing arrangements and/or whether the Acquisition will be consummated in accordance with the anticipated timing or at all. See “Risk factors—Risks Related to the Offering and the Acquisition.”

Sources	Amount		Uses	Amount

	(in millions)			(in millions)

Common Stock Offering	$1,181,000	(1)	Cash portion of purchase price	$2,400,000
Preferred Stock Offering	605,500	(2)	Estimated fees and expenses	70,800	(3)
Bridge Loan Facility	613,500
Cash	70,800

Total	$2,470,800			$2,470,800

(1)	Based on the public offering price of $49.25 per share and after deducting underwriting discounts and commissions and our estimated offering expenses.

(2)	After deducting underwriting discounts and our estimated offering expenses.

(3)	Our estimated fees and expenses include advisory fees ($6,000,000), legal fees ($2,000,000), due diligence and other closing costs ($28,000,000) and fees associated with the bridge loan financing ($34,800,000). Assuming the completion of this offering and the Preferred Stock Offering, our estimated fees associated with the bridge loan financing will be $21,401,000, and as a result, our total estimated fees and expenses will be $57,401,000.

Risk factors

An investment in our common stock involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010, in evaluating an investment in our common stock.

RISKS RELATED TO THIS OFFERING AND THE ACQUISITION

There can be no assurance that the Acquisition will be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the Acquisition

Although the Company expects to close the Acquisition in the second quarter of 2011, there can be no assurance that the Acquisition will be completed in accordance with the anticipated timing or at all. In order to consummate the Acquisition, the Company and FC-GEN must obtain certain regulatory and other approvals and consents in a timely manner. If these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the Purchase Agreement, then the Company and/or FC-GEN will not be obligated to complete the Acquisition. The Purchase Agreement also contains certain other closing conditions, which may not be satisfied or waived. In addition, under circumstances specified in the Purchase Agreement, the Company or FC-GEN may terminate the Purchase Agreement.

The closing of this offering is not conditioned on the consummation of the Acquisition. Therefore, upon the closing of this offering, you will become a holder of the Company’s common stock irrespective of whether the Acquisition is consummated or delayed. If the Acquisition is not completed, the Company’s common stock that you have purchased in this offering will not reflect any interest in FC-GEN Acquisition Holding, and if the Acquisition is delayed, this interest will not be reflected during the period of delay. If this offering is consummated and the Acquisition does not occur, your expected earnings per share of our common stock may be significantly reduced. Also, the price of the Company’s common stock may decline to the extent that the current market price of the Company’s common stock reflects a market assumption that the Acquisition will be consummated and that the Company will realize certain anticipated benefits of the Acquisition.

If the Company is unable to raise sufficient proceeds through this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings, the Company may draw down on the $2.4 billion bridge loan facility in order to close the Acquisition, which would significantly increase our indebtedness. If the Company elects not to consummate the financing under the $2.4 billion bridge loan facility, the Company may seek alternative sources of financing for the Acquisition, the terms of which are unknown to us and could limit our ability to operate our business

The offering of the common stock forms part of a larger financing plan for the Acquisition described elsewhere in this prospectus supplement. See “The Acquisition—The Financing Transactions.” Concurrently with this offering, the Company has obtained a commitment for a bridge loan facility pursuant to which the bridge lenders have committed to provide, subject to certain conditions, the additional financing required for the Acquisition through a $2.4 billion bridge loan facility in the event that sufficient proceeds are not raised from this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings. See “Description of bridge loan facility.” The Company may use this bridge loan facility to finance all or part of the Acquisition. See “Use of proceeds.” The Company’s obligations under the Purchase Agreement are not conditioned upon the consummation of any or all of the Financing Transactions.

Risk factors

In the event that the Company is unable to raise sufficient proceeds through the consummation of this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings, the Company may draw down on the bridge loan facility, in whole or in part, in order to finance all or part of the Acquisition. See “Description of bridge loan facility.” In the event of such draw down, we would be significantly more highly leveraged, which means we will have a larger amount of indebtedness in relation to our equity. Our interest expense would significantly increase.

In the event that the Company elects not to consummate the financing under the $2.4 billion bridge loan facility or fails to satisfy certain of the various conditions pursuant to which the bridge lenders have committed to fund the Company’s $2.4 billion bridge loan facility, it could seek alternative sources of financing for the Acquisition. There can be no assurance as to the terms on which the Company would issue future additional securities or borrow funds.

We will incur substantial expenses and payments even if the Acquisition is not completed

We have incurred substantial legal, accounting, financial advisory and other costs and our management has devoted considerable time and effort in connection with the Acquisition. If the Acquisition is not completed, we will bear certain fees and expenses associated with the Acquisition without realizing the benefits of the Acquisition. The fees and expenses may be significant and could have an adverse impact on our results of our operations.

The intended benefits of the Acquisition may not be realized, which could have a negative impact on the market price of the Company’s common stock after the Acquisition

The closing of the Acquisition poses risks for the ongoing operations of the Company, including that:

➢	the FC-GEN Acquisition Holdings portfolio may not perform as well as the Company anticipates;

➢	Genesis Operations, LLC (“Tenant”) may not be able to achieve and maintain occupancy and rate levels that will enable it to meet all its obligations to us, which may result in the bankruptcy or insolvency of Tenant, or Tenant may become subject to bankruptcy or insolvency proceedings for other reasons; and

➢	unforeseen difficulties may arise in integrating FC-GEN Acquisition Holdings assets into the Company’s portfolio.

If the Company fails to realize the intended benefits of the Acquisition, the market price of the Company’s common stock could decline from its market price before the Acquisition.

We cannot assure you that the Preferred Stock Offering will be completed on the terms contemplated

Concurrently with this public offering of common stock, we are offering 12,500,000 shares (or 14,375,000 shares if the underwriters exercise their overallotment option in full) of our Series I preferred stock pursuant to a separate public offering (the “Preferred Stock Offering). The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock. We cannot assure you that the Preferred Stock Offering will be completed or, if completed, that it will be completed for the amount or on the terms contemplated.

Risk factors

RISKS RELATED TO OUR BUSINESS

Our expected results may not be achieved

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; and other legal and operational matters, including REIT qualification and key management personnel recruitment and retention.

Risk factors related to our operators’ revenues and expenses

Our investment property operators’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue to, come under pressure due to reimbursement cuts and state budget shortfalls. Liability insurance and staffing costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a property not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

The recent credit and liquidity crisis, and the weakened economy, may have a lingering adverse effect on our operators and tenants, including their ability to access credit or maintain occupancy rates. If the operations, cash flows or financial condition of our operators are materially adversely impacted by economic conditions, our revenue and operations may be adversely affected.

Increased competition may affect our operators’ ability to meet their obligations to us

The operators of our properties compete on a local and regional basis with operators of properties and other health care providers that provide comparable services. We cannot be certain that the operators of all of our facilities will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators are expected to encounter increased competition in the future that could limit their ability to attract residents or expand their businesses.

Risk factors related to obligor bankruptcies

We are exposed to the risk that our obligors may not be able to meet the rent, principal and interest or other payments due us, which may result in an obligor bankruptcy or insolvency, or that an obligor might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict a tenant, demand immediate payment of rent and exercise other remedies, and our loans provide us with the right to terminate any funding

Risk factors

obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. An obligor in bankruptcy or subject to insolvency proceedings may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of an investment property, avoid the imposition of liens on a property and/or transition a property to a new tenant. In some instances, we have terminated our lease with a tenant and relet the property to another tenant. In some of those situations, we have provided working capital loans to and limited indemnification of the new obligor. If we cannot transition a leased property to a new tenant, we may take possession of that property, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Transfers of health care facilities may require regulatory approvals and these facilities may not have efficient alternative uses

Transfers of health care facilities to successor operators frequently are subject to regulatory approvals or notifications, including, but not limited to, change of ownership approvals under certificate of need (“CON”) laws, state licensure laws and Medicare and Medicaid provider arrangements, that are not required for transfers of other types of real estate. The replacement of a health care facility operator could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. Alternatively, given the specialized nature of our facilities, we may be required to spend substantial time and funds to adapt these properties to other uses. If we are unable to timely transfer properties to successor operators or find efficient alternative uses, our revenue and operations may be adversely affected.

Risk factors related to government regulations

Our obligors’ businesses are affected by government reimbursement and private payor rates. To the extent that an operator/tenant receives a significant portion of its revenues from government payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing government investigations and audits at such property. In recent years, government payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of our obligors and properties. There can be no assurance that adequate reimbursement levels will be available for services provided by any property operator, whether the property receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an obligor’s liquidity, financial condition and results of operations, which could adversely affect the ability of an obligor to meet its obligations to us. See “Item 1—Business—Certain Government Regulations—Reimbursement” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Our operators and tenants generally are subject to extensive federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards. Our operators’ or tenants’ failure to comply with any of these laws, regulations, or standards could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state health care programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. See “Item 1—Business—Certain

Risk factors

Government Regulations—Other Related Laws” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Many of our properties may require a license, registration, and/or CON to operate. Failure to obtain a license, registration, or CON, or loss of a required license, registration, or CON would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to make rent payments to us. State and local laws also may regulate the expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction or renovation of health care facilities, by requiring a CON or other similar approval from a state agency. See “Item 1—Business—Certain Government Regulations—Licensing and Certification” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, provides $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. On August 10, 2010, the President signed into law H.R. 1586, which mandates a six-month extension of the increase in federal Medicaid funding for states through June 30, 2011, although the enhanced federal Medicaid funding is scaled back for the first two quarters of 2011. Under both the ARRA and H.R. 1586, states meeting certain eligibility requirements will temporarily receive additional money in the form of an increase in the federal medical assistance percentage (“FMAP”). Thus, for a limited period of time, the share of Medicaid costs that are paid for by the federal government will go up, and each state’s share will go down. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that such broad-based, far-reaching legislation will have on the U.S. economy or our business.

Risk factors related to liability claims and insurance costs

In recent years, skilled nursing and seniors housing operators have experienced substantial increases in both the number and size of patient care liability claims. As a result, general and professional liability costs have increased in some markets. However, a recent report and state survey found that the liability insurance market is beginning to stabilize in most markets. In 2008, national average liability loss costs were stable for the first time in nearly a decade. State-led tort reform efforts have greatly contributed to decreasing costs. In some markets general and professional liability insurance coverage continues to be restricted or very costly, which in some cases has caused operators to self-insure. These developments may adversely affect the property operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the property operators’ ability to meet their obligations to us.

Risk factors related to acquisitions

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

Risk factors

Risk factors related to joint ventures

We have entered into, and may continue in the future to enter into, partnerships or joint ventures with other persons or entities. Joint venture investments involve risks that may not be present with other methods of ownership, including the possibility that our partner might become insolvent, refuse to make capital contributions when due or otherwise fail to meet its obligations, which may result in certain liabilities to us for guarantees and other commitments; that our partner might at any time have economic or other business interests or goals that are or become inconsistent with our interests or goals; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes and could have an adverse impact on the operations and profitability of the joint venture; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. In some instances, we and/or our partner may have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Our ability to acquire our partner’s interest may be limited if we do not have sufficient cash, available borrowing capacity or other capital resources. In such event, we may be forced to sell our interest in the joint venture when we would otherwise prefer to retain it. Joint ventures may require us to share decision-making authority with our partners, which could limit our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval, such as the sale, acquisition or financing of a property.

Risk factors related to life sciences facilities

Our tenants in the life sciences industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to make payments to us. Research, development and clinical testing of products and technologies can be very expensive and sources of funds may not be available to our life sciences tenants in the future. The products and technologies that are developed and manufactured by our life sciences tenants may require regulatory approval prior to being made, marketed, sold and used. The regulatory process can be costly, long and unpredictable. Even after a tenant gains regulatory approval and market acceptance, the product still presents regulatory and liability risks, such as safety concerns, competition from new products and eventually the expiration of patent protection. These factors may affect the ability of our life sciences tenants to make timely payments to us, which may adversely affect our revenue and operations.

Risk factors related to indebtedness

Permanent financing for our investments is typically provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. The incurrence or assumption of indebtedness, including each of our bridge loan facilities, may cause us to become more leveraged, which could (1) require us to dedicate a greater portion of our cash flow to the payment of debt service, (2) make us more vulnerable to a downturn in the economy, (3) limit our ability to obtain additional financing, or (4) negatively affect our credit ratings or outlook by one or more of the noted rating agencies.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. These defaults could have a material adverse impact on our business, results of operations and financial condition.

Risk factors

Risk factors related to our credit ratings

We plan to manage the Company to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

Risk factors related to interest rate swaps

We enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates. When we use forward-starting interest rate swaps, there is a risk that we will not complete the long-term borrowing against which the swap is intended to hedge. If such events occur, our results of operations may be adversely affected.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the presence or release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination or exposure to hazardous substances. We may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which we believe qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition or the business or financial condition of our obligors.

Risk factors related to facilities that require entrance fees

Certain of our senior housing facilities require the payment of an upfront entrance fee by the resident, a portion of which may be refundable by the operator. Some of these facilities are subject to substantial oversight by state regulators relating to these funds. As a result of this oversight, residents of these facilities may have a variety of rights, including, for example, the right to cancel their contracts within a specified period of time and certain lien rights. The oversight and rights of residents within these facilities may have an effect on the revenue or operations of the operators of such facilities and therefore may negatively impact us.

Risk factors related to facilities under construction or development

At any given time, we may be in the process of constructing one or more new facilities that ultimately will require a CON and license before they can be utilized by the operator for their intended use. The operator also may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third party payor contracts. In the event that the operator is unable to obtain the necessary CON, licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the

Risk factors

necessary provider agreements or contracts or we can find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

In connection with our renovation, redevelopment, development and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These factors could result in increased costs or our abandonment of these projects. In addition, we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities, and we may not be able to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions. Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property.

We do not know if our tenants will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms, or at all

We cannot predict whether our tenants will renew existing leases at the end of their lease terms, which expire at various times. If these leases are not renewed, we would be required to find other tenants to occupy those properties or sell them. There can be no assurance that we would be able to identify suitable replacement tenants or enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases

We have acquired an interest in certain of our properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As the lessee under a ground lease, we are exposed to the possibility of losing the property upon termination of the ground lease or an earlier breach of the ground lease by us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could

Risk factors

adversely affect our financial condition and results of operations. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and in particular, the seniors housing and health care industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. In order to maintain current revenues and continue generating attractive returns, we expect to re-invest these proceeds in a timely manner. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us.

Failure to properly manage our rapid growth could distract our management or increase our expenses

We have experienced rapid growth and development in a relatively short period of time and expect to continue this rapid growth in the future. This growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to stockholders. Our growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

We might fail to qualify or remain qualified as a REIT

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. If we lose our status as a REIT, we will face serious income tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders because:

➢	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

➢	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

➢	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of U.S. federal and other income taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. If we do not qualify as a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required, in order to maintain REIT status or avoid an excise tax, to pay dividends to stockholders. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the provisions of the Internal Revenue Code that apply to us and the effects of failure to qualify as a REIT.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction, and individual stockholders

Risk factors

may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for U.S. federal income tax purposes. See “Item 1—Business—Taxation—Federal Income Tax Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2010.

The 90% annual distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. In the event that timing differences occur, or we deem it appropriate to retain cash, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in another transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations.

The amount of additional indebtedness we may incur is limited by the terms of our line of credit arrangement and the indentures governing our senior unsecured notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets. Our access to capital depends upon a number of factors over which we have little or no control, including rising interest rates, inflation and other general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We cannot assure you that we will be able to raise the capital necessary to make future investments or to meet our obligations and commitments as they mature.

The lease of qualified health care properties to a taxable REIT subsidiary is subject to special requirements

We intend to lease certain qualified health care properties we acquire from operators to a taxable REIT subsidiary (or a limited liability company of which the taxable REIT subsidiary is a member), which lessee will contract with such operators (or a related party) to operate the health care operations at

Risk factors

these properties. The rents from this taxable REIT subsidiary lessee structure will be treated as qualifying rents from real property if (1) they are paid pursuant to an arms-length lease of a qualified health care property with a taxable REIT subsidiary and (2) the operator qualifies as an eligible independent contractor. If any of these conditions are not satisfied, then the rents will not be qualifying rents. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

If certain sale-leaseback transactions are not characterized by the IRS as “true leases,” we may be subject to adverse tax consequences

We may purchase properties and lease them back to the sellers of such properties. We intend for any such sale-leaseback transaction to be structured in such a manner that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service (“IRS”) might take the position that the transaction is not a “true lease” but is more properly treated in some other manner. In the event any sale-leaseback transaction is challenged and successfully re-characterized by the IRS, we would not be entitled to claim the deductions for depreciation and cost recovery generally available to an owner of property. Furthermore, if a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests or income tests and, consequently, could lose our REIT status effective with the year of re-characterization. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Asset Tests” and “—Income Tests” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Alternatively, the amount of our REIT taxable income could be recalculated, which may cause us to fail to meet the REIT annual distribution requirements for a taxable year. See “Item 1—Business—Taxation—Federal Income Tax Considerations—Qualification as a REIT—Annual Distribution Requirements” included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Other risk factors

We are also subject to other risks. First, our certificate of incorporation and by-laws contain anti-takeover provisions (staggered board provisions, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Additionally, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one could have a material adverse impact on our business.

RISKS RELATED TO OUR COMMON STOCK

The share price of our common stock could be affected by several factors

The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by real estate investment trusts; and our ability to meet analysts’ estimates. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock. These factors, among others, could significantly depress the trading price of our common stock.

Risk factors

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock

Since our board of directors has the authority to designate and issue preferred stock, including the Series I preferred stock, with liquidation, dividend and other rights that are senior to those of our common stock, the holders of our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Our issuance of additional securities may reduce the market price for our shares

The market price of our common stock may be affected by future sales of our securities, including those made pursuant to the separate equity distribution agreements with each of UBS Securities LLC, RBS Securities Inc., KeyBanc Capital Markets Inc. and Credit Agricole Securities (USA) Inc. and other additional issuances of common stock and securities convertible into common stock. We also are required to issue common stock to the holders of the 4.75% Convertible Senior Notes due 2026, the 4.75% Convertible Senior Notes due 2027, the 3.00% Convertible Senior Notes due 2029 and the Series H Cumulative Convertible and Redeemable Preferred Stock, and will be required to issue common stock to the holders of the Series I preferred stock if the Preferred Stock offering is consummated, if and when the holders exercise their conversion rights. The number of shares of common stock that we may issue upon conversion could be significant and dilutive to our existing stockholders.

Our ability to pay dividends in the future is subject to many factors

Our revolving credit facility prohibits us from paying cash dividends on our common stock if we default under the credit facility, and other financing agreements that we enter into in the future also may limit our ability to pay cash dividends on our capital stock. If we default under the revolving credit facility or future financing agreements restrict our ability to pay cash dividends, we will be unable to pay cash dividends on our common stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on our common stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends on our common stock.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

If we decide to pay taxable stock dividends to meet the REIT distribution requirements, your tax liability may be greater than the amount of cash you receive

The IRS has issued Revenue Procedure 2010-12, which provides that the IRS will treat stock dividends declared on or before December 31, 2012, for taxable years ending before December 31, 2011, as distributions for purposes of satisfying the REIT distribution requirements, if each stockholder can elect to receive the distribution in cash or stock, even if the aggregate cash amount paid to all stockholders is

Risk factors

limited, provided certain requirements are met. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as income for federal income tax purposes to the extent of our current and accumulated earnings and profits. Accordingly, if we decide to pay a stock dividend in accordance with Revenue Procedure 2010-12, your tax liability with respect to such dividend may be significantly greater than the amount of cash you receive. If you decide to sell the stock received as a dividend in order to pay this tax, the sales proceeds you receive may be less than the amount you are required to include in income with respect to the dividend, depending on the market price of the stock at the time of the sale. With respect to foreign stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders sell shares of stock in order to pay taxes owed on dividends, such sales may put downward pressure on the trading price of our stock.

We believe that our common stock does not constitute a “U.S. real property interest” and therefore we would not generally be required to withhold from payments to non-U.S. holders under the Foreign Investment in Real Property Act, or FIRPTA. We cannot assure you, however, that our common stock will not constitute a U.S. real property interest

Although we are not currently aware of any facts that would cause our conclusion to change, depending on the facts in existence at the time of any sale, repurchase, conversion, or retirement of our common stock, it is possible that our common stock could constitute a U.S. real property interest. If so, non-U.S. holders of our common stock would be subject to withholding on payments in connection with such a sale, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. See “Item I—Business—Taxation” of our Annual Report on Form 10-K for the year ended December 31, 2010.

Certain provisions in our certificate of incorporation and by-laws may restrict your ownership of shares of our capital stock and/or discourage or prevent a change in control

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our by-laws provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. These and other provisions in our certificate of incorporation, by-laws, and Delaware law could delay, prevent or deter a transaction or change in control, including an acquisition of us by a third party, that might involve a premium price for our common stock or otherwise be favorable to you as a stockholder.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

➢	the possible expansion of our portfolio;

➢	the sale of properties;

➢	the performance of our operators/tenants and properties;

➢	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

➢	our occupancy rates;

➢	our ability to acquire, develop and/or manage properties;

➢	our ability to make distributions to stockholders;

➢	our policies and plans regarding investments, financings and other matters;

➢	our tax status as a real estate investment trust;

➢	our critical accounting policies;

➢	our ability to appropriately balance the use of debt and equity;

➢	our ability to access capital markets or other sources of funds;

➢	our ability to meet our earnings guidance;

➢	our ability to finance and complete, and the effect of, future acquisitions, including the Acquisition, as discussed in this prospectus supplement; and

➢	our ability to complete the Preferred Stock Offering on the terms contemplated.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to, the risks discussed above and the risks discussed in the sections captioned “Risk factors” in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” in the accompanying prospectus and the documents that are incorporated herein by reference. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Use of proceeds

The net proceeds from this offering will be approximately $1.2 billion ($1.4 billion if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds to us from the Preferred Stock Offering will be approximately $605.5 million ($696.4 million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings to finance the aggregate purchase price of the Acquisition, including the repayment of any amounts drawn on the $2.4 billion bridge loan facility for which we have obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. See “The Acquisition—The Financing Transactions.” If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under our unsecured line of credit and other outstanding indebtedness. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. The Preferred Stock Offering may not be completed or, if completed, may not be completed for the amount or on the terms contemplated. Accordingly, the amounts described above may differ materially from the actual amounts we receive. The completion of this offering of common stock is not subject to the completion of the Preferred Stock Offering and the completion of the Preferred Stock Offering is not subject to the completion of this offering of common stock. As of March 1, 2011, we had an outstanding balance of $495 million under our unsecured line of credit and a zero balance under the $2.4 billion bridge loan facility and the $400 million bridge loan facility for which we have obtained a commitment from UBS Loan Finance, LLC in connection with our purchase agreement with Benchmark Senior Living LLC. See “Prospectus supplement summary—Recent developments.” Affiliates of certain of the underwriters are lenders under our unsecured line of credit, under our $2.4 billion bridge loan facility and under our $400 million bridge loan facility. If some of the net proceeds of this offering are used to repay any borrowings under our unsecured line of credit, our $2.4 billion bridge loan facility or our $400 million bridge loan facility, proceeds of this offering may be received by the underwriters or their affiliates. See “Underwriting—Conflicts of Interest.”

Price range of shares and distribution history

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” As of December 31, 2010, there were 4,999 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices of our common stock as reported by the NYSE, for the periods indicated, and cash dividends per share. On March 1, 2011, the last reported sale price of our common stock as reported by the NYSE was $50.85 per share.

	Price of shares		Dividends
	High	Low	per share

Year ended December 31, 2009
First quarter	$42.32	$25.86	$0.68
Second quarter	36.41	29.62	0.68
Third quarter	44.40	32.64	0.68
Fourth quarter	46.74	40.53	0.68
Year ended December 31, 2010
First quarter	$46.79	$39.82	$0.68
Second quarter	46.44	38.42	0.69
Third quarter	48.54	40.85	0.69
Fourth quarter	52.06	44.07	0.69
Year ended December 31, 2011
First quarter (through March 1, 2011)	$52.24	$46.75	$0.69

Our board of directors has approved an increase in the dividend to $0.715 per quarter, or $2.86 per year, per share of common stock, beginning with the quarterly dividend expected to be paid in May 2011.

Under the real estate investment trust rules of the Internal Revenue Code of 1986, as amended, in order to maintain our status as a REIT, our deduction for dividends paid must be generally equal to at least 90% of our taxable income for the taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gain). The declaration of dividends is at the discretion of our board of directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our stockholders. We provide our stockholders an annual statement which designates the taxability of their dividends.

We have a dividend reinvestment and stock purchase plan under which stockholders of record may invest all or a portion of their dividends and up to an additional $5,000 per month to purchase additional shares. Additionally, investors who are not stockholders of the company may use this plan to make an initial investment in the company’s shares of up to $5,000. We have the discretion to grant waivers for purchases in excess of $5,000.

Capitalization

The table below sets forth our capitalization as of December 31, 2010:

➢	on an actual basis;

➢	on an as adjusted basis to give effect to the issuance of shares of common stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds;

➢	on an as further adjusted basis to give effect to the Preferred Stock Offering (assuming the consummation of the Preferred Stock Offering at the amount and on the terms presently contemplated with no exercise of the underwriters’ overallotment option) and the application of the net proceeds;

➢	on a pro forma basis to give effect to the consummation of the Acquisition, as if it had occurred on December 31, 2010;

➢	on a pro forma as adjusted basis to give effect to the issuance of shares of common stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds and the Acquisition, as if they had occurred on December 31, 2010; and

➢	on a pro forma as further adjusted basis to give effect to the issuance of shares of common stock offered by this prospectus supplement (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds, the Preferred Stock Offering (assuming no exercise of the underwriters’ overallotment option) and application of the net proceeds and the Acquisition, as if they had occurred on December 31, 2010.

The table below is unaudited and should be read in conjunction with “Summary historical consolidated financial data,” “The Acquisition,” “Use of proceeds,” and “Unaudited pro forma condensed consolidated financial statements,” contained elsewhere in this prospectus supplement, and the consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the table below will not change depending on the nature of our financings. In addition, no assurances can be given that the Acquisition will be consummated in accordance with the anticipated timing or at all, or that the Preferred Stock Offering will be completed for the amount or on the terms contemplated or at all. The consummation of this offering is not conditioned upon the consummation of the Acquisition or the Preferred Stock Offering.

Capitalization

	December 31, 2010
						As further
		As	As further		Adjusted	adjusted
	Actual	adjusted(6)	adjusted(6)	Pro forma(7)	pro forma(7)	pro forma(7)

	(in thousands)

Cash and cash equivalents	$131,570	$1,012,570	$1,618,070	$60,770	$69,627	$74,169

Debt:
Borrowings under unsecured line of credit(1)	300,000	0	0	300,000	300,000	300,000
Borrowings under $2.4 billion bridge loan facility(2)	0	0	0	2,400,000	1,219,000	613,500
Senior notes due 2012	76,853	76,853	76,853	76,853	76,853	76,853
Senior notes due 2013	300,000	300,000	300,000	300,000	300,000	300,000
Senior notes due 2015	250,000	250,000	250,000	250,000	250,000	250,000
Senior notes due 2016	300,000	300,000	300,000	300,000	300,000	300,000
Senior notes due 2017	450,000	450,000	450,000	450,000	450,000	450,000
Senior notes due 2020	450,000	450,000	450,000	450,000	450,000	450,000
Senior notes due 2021	450,000	450,000	450,000	450,000	450,000	450,000
4.75% convertible senior notes due 2026(3)	125,588	125,588	125,588	125,588	125,588	125,588
4.75% convertible senior notes due 2027(3)	168,086	168,086	168,086	168,086	168,086	168,086
3.00% convertible senior notes due 2029(3)	494,403	494,403	494,403	494,403	494,403	494,403
Secured debt	1,133,716	1,133,716	1,133,716	1,133,716	1,133,716	1,133,716
Capital lease obligation	8,881	8,881	8,881	85,692	85,692	85,692
Unamortized premiums/discounts and fair value adjustments	(37,791)	(37,791)	(37,791)	(37,791)	(37,791)	(37,791)

Total debt(4)	4,469,736	4,169,736	4,169,736	6,946,547	5,765,547	5,160,047
Redeemable noncontrolling interests	4,553	4,553	4,553	4,553	4,553	4,553
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—50,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000	100,000
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000	175,000	175,000	175,000	175,000
Series H Cumulative Convertible and Redeemable Preferred Stock; 349,854 shares issued and outstanding	16,667	16,667	16,667	16,667	16,667	16,667
Series I Cumulative Convertible Perpetual Preferred Stock; 12,500,000 shares issued and outstanding	0	0	625,000	0	0	625,000
Common Stock, $1.00 par value; authorized—225,000,000 shares; 147,381,191 shares issued and 147,097,381 shares outstanding, actual; 172,381,191 shares issued and 172,097,381 shares outstanding, as adjusted(5)	147,155	172,155	172,155	147,155	172,155	172,155
Capital in excess of par value	4,932,468	6,088,468	6,068,968	4,932,468	6,088,468	6,068,968
Treasury stock	(11,352)	(11,352)	(11,352)	(11,352)	(11,352)	(11,352)
Cumulative net income	1,676,196	1,676,196	1,676,196	1,640,196	1,676,196	1,676,196
Cumulative dividends	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)	(2,427,881)
Accumulated other comprehensive income	(11,099)	(11,099)	(11,099)	(11,099)	(11,099)	(11,099)
Other equity	5,697	5,697	5,697	5,697	5,697	5,697

Total Health Care REIT, Inc. stockholders’ equity	4,602,851	5,783,851	6,389,351	4,566,851	5,747,851	6,353,351
Noncontrolling interests	130,249	130,249	130,249	130,249	130,249	130,249

Total equity	4,733,100	5,914,100	6,519,600	4,697,100	5,878,100	6,483,600

Total capitalization	$9,207,389	$10,088,389	$10,693,889	$11,648,200	$11,648,200	$11,648,200

(footnotes on following page)

Capitalization

(1)	$495 million was outstanding under our unsecured line of credit at March 1, 2011.

(2)	Zero amounts were outstanding under the $2.4 billion bridge loan facility at March 1, 2011.

(3)	The amounts shown do not reflect original issue discount pursuant to ASC 470-20, Debt with Conversion and Other Options. Under ASC 470, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the convertible senior notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470 on the accounting for the convertible senior notes is that the equity component is included in the capital in excess of par value section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the convertible senior notes. The original issue discount for the convertible senior notes is included in “Unamortized premiums/discounts and fair value adjustments.”

(4)	Does not include any secured indebtedness incurred in 2011 in connection with our other acquisitions, transactions or investments, or the $400 million bridge loan facility with UBS Loan Finance, LLC we obtained to complete the transaction with Benchmark Senior Living LLC. See “Prospectus supplement summary—Recent developments.”

(5)	Excludes: (i) 1,207,372 shares of common stock reserved for issuance that relate to outstanding options under the 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and Windrose Medical Properties Trust 2002 Stock Incentive Plan; (ii) 8,511,532 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; (iii) 2,655,860 shares of common stock reserved for issuance that relate to the $125,588,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2026; (iv) 3,380,411 shares of common stock reserved for issuance that relate to the $168,086,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2027; (v) 9,648,126 shares of common stock reserved for issuance that relate to the $494,403,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2029; (vi) 349,854 shares of common stock reserved for issuance upon conversion of the Series H Cumulative Convertible and Redeemable Preferred Stock; (vii) 10,575,000 shares of common stock reserved for issuance upon conversion of the Series I Cumulative Convertible Perpetual Preferred Stock assuming the consummation of the Preferred Stock Offering at the amount and on the terms presently contemplated and no exercise by the underwriters of their overallotment option; and (viii) shares of common stock that may be issued upon conversion of the convertible senior notes or the Series I preferred stock as a make-whole premium (or similar consideration) upon the occurrence of a make-whole fundamental change or fundamental change (as applicable).

(6)	Does not reflect the expected use of the estimated $1.2 billion net proceeds from this offering or the estimated $605.5 million net proceeds from the Preferred Stock Offering.

(7)	See “Unaudited pro forma condensed consolidated financial statements” beginning on page S-30 for a discussion of the pro forma adjustments.

You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

Unaudited pro forma condensed consolidated financial statements

The following is an excerpt of information contained in Item 8.01 and the related exhibit to our Current Report on Form 8-K as filed with the SEC on February 28, 2011 and incorporated herein by reference. You should read and consider the information in the documents to which we have referred you in “Incorporation by Reference,” including the foregoing Current Report of Form 8-K, before purchasing these securities.

The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Health Care REIT, Inc. (the “Company”) as of and for the year ended December 31, 2010 and FC-GEN Acquisition Holding, LLC (“Acquisition Holding”) as of September 30, 2010 and the twelve months ended September 30, 2010. The historical consolidated financial statements of the Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2010. The historical consolidated financial statements of Acquisition Holding are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to (i) the proposed acquisition by the Company of 100% of the equity interests in Acquisition Holding, which indirectly owns (1) 140 senior housing and care facilities (137 of fee simple and three pursuant to ground leases) and (2) the leasehold interests in and options to purchase seven senior housing and care facilities, for approximately $2.4 billion (collectively, the “Acquisition”) and (ii) the proposed lease by the Company to Genesis Operations, LLC (“Tenant”) under which the Tenant will operate the acquired facilities (the “Master Lease”). Prior to closing, FC-GEN Operations Investment, LLC (“OpCo”) will be a direct subsidiary of Acquisition Holding. Prior to the closing date, Acquisition Holding will contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN Investment, LLC (“FC-GEN”). Tenant is a wholly-owned subsidiary of OpCo. All obligations under the Master Lease will be guaranteed by OpCo. In addition, in conjunction with the Acquisition, Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed price equal to $47 million at any time during the initial term of the Master Lease. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared as if the Acquisition had occurred as of that date. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2010 has been prepared as if the Acquisition had occurred as of January 1, 2010. Such statements also give effect to certain capital transactions undertaken by the Company in order to finance part of the Acquisition.

The allocation of the purchase price of Acquisition Holding reflected in these unaudited pro forma condensed consolidated financial statements has been based upon preliminary estimates of the fair value of assets ultimately acquired and liabilities ultimately assumed. A final determination of the fair values of Acquisition Holding’s assets and liabilities, which cannot be made prior to the completion of the Acquisition, will be based on the actual valuation of the tangible and intangible assets and liabilities of Acquisition Holding that exist as of the date of completion of the Acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of tangible and intangible assets and liabilities. Additionally, the common and preferred stock proceeds assumed in the pro forma as adjusted columns are predicated on anticipated sales of equity securities by the Company. There can be no assurance that such sales will occur on the terms estimated or at all.

Unaudited pro forma condensed consolidated financial statements

In the opinion of the Company’s management, the pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisition. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the Acquisition been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price, the impact of ongoing integration activities, the timing of completion of the Acquisition and other changes in Acquisition Holding tangible and intangible assets and liabilities that occur prior to completion of the Acquisition could cause material differences in the information presented. Furthermore, following consummation of the Acquisition, the Company expects to apply its own methodologies and judgments in accounting for the assets and liabilities acquired in the Acquisition, which may differ from those reflected in Acquisition Holding’s historical consolidated financial statements and the pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

Pro forma condensed consolidated balance sheet

December 31, 2010
Unaudited

		Acquisition
	Company	Holding	Pro Forma		Company	Pro Forma
	Historical	Historical(A)	Adjustments(B)		Pro Forma	As Adjusted(N)

	(in thousands)

Assets
Real property, net	$8,155,529	$1,753,406	$723,405	(D)	$10,632,340	$10,632,340
Real estate loans receivable, net	435,304	—	—		435,304	435,304

Net real estate investments	8,590,833	1,753,406	723,405		11,067,644	11,067,644
Goodwill	51,207	119,090	(119,090	)(C)	51,207	51,207
Deferred loan expenses	32,960	12,545	(467	)(C)	67,760	54,073	(N)
			22,722	(E)
Cash and cash equivalents	131,570	113,152	(113,152	)(C)	60,770	74,457	(N)
			(70,800	)(B)
Other assets	645,164	629,848	(587,855	)(C)	645,164	645,164
			(41,993	)(F)

Total assets	$9,451,734	$2,628,041	$(187,230)		$11,892,545	$11,892,545

Liabilities and equity
Liabilities:
Borrowings under unsecured line of credit arrangement	$300,000	$—	$—		$300,000	$300,000
Bridge loan	—	—	2,400,000	(G)	2,400,000	575,000	(N)
Senior unsecured notes	3,034,949	—	—		3,034,949	3,034,949
Secured debt	1,125,906	1,713,920	(43,357	)(C)	1,125,906	1,125,906
			(1,670,563	)(G)
Capital lease obligations	8,881	160,820	(84,454	)(C)	85,692	85,692
			445	(H)
Accrued expenses and other liabilities	244,345	735,827	(487,868	)(C)	244,345	244,345
			(247,959	)(F)

Total liabilities	4,714,081	2,610,567	(133,756)		7,190,892	5,365,892
Redeemable noncontrolling interests	4,553	—	—		4,553	4,553
Equity:
Preferred stock	291,667	—	—		291,667	916,667	(N)
Common stock	147,155	—	—		147,155	172,155	(N)
Capital in excess of par value	4,932,468	—	—		4,932,468	6,107,468	(N)
Other equity	(768,439)	—	(36,000	)(B)	(804,439)	(804,439)
Total members’ equity (deficit)	—	10,613	(10,613	)(I)	—	—

Total Company stockholders’ equity	4,602,851	10,613	(46,613)		4,566,851	6,391,851
Noncontrolling interests	130,249	6,861	(6,861	)(C)	130,249	130,249

Total equity	4,733,100	17,474	(53,474)		4,697,100	6,522,100

Total liabilities and equity	$9,451,734	$2,628,041	$(187,230)		$11,892,545	$11,892,545

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

Pro forma condensed consolidated statement of income

Year ended December 31, 2010
Unaudited

		Acquisition
	Company	Holding	Pro Forma		Company	Pro Forma
	Historical	Historical(J)	Adjustments(B)		Pro Forma	As Adjusted(N)

	(in thousands, except per share data)

Revenues:
Rental income	$581,424	$—	$222,429	(K)	$803,853	$803,853
Resident fees and services	51,006	2,460,737	(2,460,737	)(C)	51,006	51,006
Interest income	40,855	—	—		40,855	40,855
Other income	7,245	2,340	(2,340	)(C)	7,245	7,245

Total revenues	680,530	2,463,077	(2,240,648)		902,959	902,959
Expenses:
Interest expense	157,108	142,296	(11,555	)(C)	341,404	217,063	(O)
			53,555	(L)
Property operating expenses	83,120	2,080,426	(2,080,426	)(C)	83,120	83,120
Depreciation and amortization	197,118	86,668	(24,844	)(C)	260,651	260,651
			1,709	(M)
General and administrative	54,626	118,543	(118,543	)(C)	54,626	54,626
Transaction costs	46,660	—	—		46,660	46,660
Impairment of assets	—	14,492	(14,492	)(C)	—	—
Loss (gain) on extinguishment of debt	34,171	(1,057)	1,057	(C)	34,171	34,171
Provision for loan losses	29,684	—	—		29,684	29,684

Total expenses	602,487	2,441,368	(2,193,539)		850,316	725,975

Income from continuing operations before income taxes and income from unconsolidated joint ventures	78,043	21,709	(47,109)		52,643	176,984
Income tax (expense) benefit	(364)	(8,113)	8,113	(F)	(364)	(364)
Income from unconsolidated joint ventures	6,673	(219)	219	(C)	6,673	6,673

Income from continuing operations	84,352	13,377	(38,777)		58,952	183,293
Less: Preferred stock dividends	21,645	—	—		21,645	63,833	(P)
Net income (loss) attributable to noncontrolling interests	357	3,066	(3,066	)(C)	357	357

Income from continuing operations attributable to common stockholders	$62,350	$10,311	$(35,711)		$36,950	$119,103

Average number of common shares outstanding:
Basic	127,656				127,656	152,656	(Q)
Diluted	128,208				128,208	153,208	(Q)
Income from continuing operations attributable to common stockholders per share:
Basic	$0.49				$0.29	$0.78	(Q)
Diluted	0.49				0.29	0.78	(Q)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Health Care REIT, Inc.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of the Company for the year ended December 31, 2010 and of Acquisition Holding as of September 30, 2010 and for the nine months ended September 30, 2010 and September 30, 2009 included herein.

(A)  As of the date of this Current Report on Form 8-K, Acquisition Holding, a private company, has not completed its audit for the year ended December 31, 2010. As such, the Company has elected to use the historical unaudited condensed consolidated financial statements of Acquisition Holding as of September 30, 2010 which have been presented based on the financial statement classifications utilized by the Company.

(B)  On February 28, 2011, the Company entered into a definitive agreement to acquire Acquisition Holding for a total cash purchase price of $2,400,000,000. The total purchase price of $2,476,811,000 is comprised of the cash consideration and the fair value of capital lease obligations totaling $76,811,000 (see Note H). Immediately after the Acquisition, Tenant will lease the facilities acquired from Acquisition Holding from the Company pursuant to the Master Lease (see Note K). All obligations under the lease will be guaranteed by OpCo. In connection with the Acquisition, the Company estimates it will pay approximately $70,800,000 of fees and costs including advisory fees ($6,000,000), legal fees ($2,000,000), due diligence and other closing costs ($28,000,000) and fees associated with bridge loan financing ($34,800,000). Fees associated with bridge loan financing will be deferred and amortized over the term of the loan. The other $36,000,000 of costs are directly attributable to the Acquisition and represent non-recurring costs; therefore, the anticipated impact on the results of operations was excluded from the pro forma condensed consolidated statement of income.

(C)  Prior to closing, OpCo will be a direct subsidiary of Acquisition Holding. Immediately before the closing date, certain subsidiaries of Acquisition Holding will transfer the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN. The parties intend that under no circumstances shall the Company be deemed the owner of, or otherwise have control over, OpCo its subsidiaries or the assets, liabilities and equity thereof for any period of time. As such, all relevant amounts relating to OpCo have been eliminated from Acquisition Holding. Adjustments identified represent assets, liabilities, revenues and expenses of OpCo that were not retained in the Acquisition. Subsequent to the Acquisition, the Company will have primarily acquired 140 senior housing and care facilities and the leasehold interests in and options to purchase seven other senior housing and care facilities.

(D)  Adjustments to real property follow (in thousands):

Real property not acquired:(1)
Land and land improvements	$(16,342)
Buildings and improvements	(275,830)
Construction in progress	(2,565)
Accumulated depreciation and amortization	72,684

Total real property not acquired	(222,053)
Fair value adjustments:(2)
Land and land improvements	(97,578)
Buildings and improvements	859,810
Construction in progress	(2,409)
Accumulated depreciation and amortization	185,635

Total real property fair value adjustments	945,458

Net real property asset adjustments	$723,405

Health Care REIT, Inc.

(1)	See Note C.

(2)	Acquisition Holding’s real property assets have been adjusted to their preliminary estimated fair values and the related historical balances of accumulated depreciation and construction in progress are eliminated when in-service real property assets are recorded at fair value.

(E)  Adjustments represent the deferral of $34,800,000 of fees associated with bridge financing (see Note B) offset by the elimination of Acquisition Holding’s deferred loan costs of $12,078,000.

(F)  Adjustments represent elimination of deferred tax assets and liabilities of Acquisition Holding. As a result of the Acquisition, we are subject to corporate level taxes for any asset acquired in the Acquisition and subsequently sold for a period of 10 years subsequent to closing (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to (i) the excess of the fair value of the asset as of the date of closing over its adjusted tax basis as of the date of closing, or (ii) the actual amount of gain, whichever of (i) and (ii) is lower. We have not recorded a deferred tax liability as a result of the potential built-in gains tax based on our intentions with respect to such assets and available tax planning strategies. Additionally, at the closing of the Acquisition, 100% of the real estate of Acquisition Holding will be acquired by a subsidiary of the Company; accordingly, assuming the Acquisition was effective January 1, 2010, all of the amounts of the income tax expense would then be eliminated.

(G)  The Company expects to fund $2,400,000,000 of cash consideration and other associated costs of the Acquisition primarily with short-term financing and available cash. The Company has obtained a commitment for a 364-day bridge loan of $2,400,000,000. Although the Company intends to finance the Acquisition through the current offerings of common and preferred stock, cash on hand and future capital raising activities or refinancings, for purposes of these unaudited pro forma consolidated financial statements we have initially assumed a drawdown of $2,400,000,000 under the bridge loan at the closing of the Acquisition. Any draw downs under the bridge loan are expected to be repaid after the Acquisition with proceeds from the issuance of new securities (see Note N). Approximately $1,670,563,000 of Acquisition Holding’s long-term debt is expected to be settled or repaid at closing.

(H)  At closing, Company will assume existing leases at seven properties. Acquisition Holding has historically recognized these leases as capital leases due to bargain purchase options. Company has adjusted the capital lease obligations to estimated fair values.

(I)  Adjustment to the total members’ equity represents the elimination of such balance of Acquisition Holding.

(J)  As discussed in Note A, Acquisition Holding has not completed its audit for the year ended December 31, 2010. As such, the following represents Acquisition Holding’s unaudited condensed consolidated results from continuing operations for the twelve months ended September 30, 2010 as

Health Care REIT, Inc.

derived from the audited and unaudited condensed consolidated financial statements of Acquisition Holding (in thousands):

		Deduct:
		Nine	Add:	Twelve
	Year	Months	Nine Months	Months
	Ended	Ended	Ended	Ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Revenues:
Resident fees and services	$2,376,967	$1,766,127	$1,849,897	$2,460,737
Other income	2,145	2,026	2,221	2,340

Total revenues	2,379,112	1,768,153	1,852,118	2,463,077
Expenses:
Interest expense	138,008	99,973	104,261	142,296
Property operating expenses	2,003,989	1,478,145	1,554,582	2,080,426
Depreciation and amortization	85,151	63,488	65,005	86,668
General and administrative	117,742	88,959	89,760	118,543
Impairment of assets	17,358	17,358	14,492	14,492
Loss (gain) on extinguishment of debt	12,306	12,956	(407)	(1,057)

Total expenses	2,374,554	1,760,879	1,827,693	2,441,368

Income from continuing operations before income taxes and income from unconsolidated joint ventures	4,558	7,274	24,425	21,709
Income tax expense	(17,105)	(18,469)	(9,477)	(8,113)
Income from unconsolidated joint ventures	435	332	(322)	(219)

Income (loss) from continuing operations	(12,112)	(10,863)	14,626	13,377
Less: Net income attributable to noncontrolling interests	1,367	1,100	2,799	3,066

Income (loss) from continuing operations attributable to common stockholders	$(13,479)	$(11,963)	$11,827	$10,311

(K)  Immediately after the closing of the Acquisition, a subsidiary of the Company will lease the acquired facilities to Tenant pursuant to the Master Lease. In addition to rent, the triple net Master Lease requires Tenant to pay all operating costs, utilities, real estate taxes, insurance, building repairs, maintenance costs and all obligations under the ground leases. All obligations under the Master Lease will be guaranteed by OpCo. The initial term will be fifteen years. Tenant will have one option to renew for an additional term of fifteen years. The Master Lease will provide that the base rent for the first year will be $198,000,000 and will increase at least 1.75% but no more than 3.50% (subject to CPI changes) for each of the years two through six during the initial term and at least 1.50% but no more than 3.00% per year thereafter (subject to CPI changes). The adjustment to rental income represents the estimated straight-line rent the Company expects to recognize based on the minimum rent escalators during the initial term.

(L)  The pro forma increase in interest expense as a result of the bridge loan financing in the Acquisition is calculated using market rates management believes would have been available to the Company for the borrowings assumed to have been issued as of February 25, 2011 (the last business date before the date that the definitive agreement was executed to acquire Acquisition Holding) pursuant to the bridge loan commitment. The all-in cost of bridge financing is estimated to be 7.51%.

Health Care REIT, Inc.

Each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt would increase pro forma interest expense by $3,000,000 for the year ended December 31, 2010. Adjustments to interest expense are as follows (in thousands):

Elimination of Acquisition Holding’s interest expense	$(130,741)
Interest expense and fees associated with bridge loan	145,518
Amortization of deferred fees associated with bridge loan (Note B)	34,800
Interest expense on capital lease obligations (Note H)	3,978

Total	$53,555

(M)  Adjustments to depreciation and amortization represent the elimination of Acquisition Holding’s historical depreciation ($61,824,000) offset by depreciation expense as a result of the recording of Acquisition Holding’s real property at its estimated fair value ($63,533,000). Estimated useful lives of 40 years and 15 years were assumed to compute depreciation for buildings and improvements, respectively, on a straight-line basis.

(N)  Adjustments represent the anticipated issuance of 25,000,000 shares of Company common stock and 12,500,000 shares of Company cumulative convertible perpetual preferred stock with an assumed dividend rate of 6.75% and the application of the estimated proceeds therefrom of $1,825,000,000 to reduce the funds necessary to draw under the bridge loan. Further, as a result of reduced bridge financing, the Company would only pay bridge fees of $21,113,000 rather than $34,800,000. The common and preferred stock proceeds assumed are predicated on anticipated sales of equity securities by the Company. There can be no assurance that such sales will occur on the terms estimated herein or at all. The shares of Company common and preferred stock assumed to be issued are valued as follows (in thousands, except per share data):

	Common	Preferred

Number of shares issued	25,000	12,500
Assumed price(1)	$50.86	$50.00

Gross value of shares issued	1,271,500	625,000
Less: Underwriting discounts	(50,860)	(18,750)
Less: Share registration and issuance costs	(1,140)	(750)

Total value of shares issued	$1,219,500	$605,500

The total value of the shares issued is presented as follows:

Common Stock: Par value, $1.00 per share	$25,000
Preferred Stock: Liquidation preference, $50.00 per share		$625,000
Capital in excess of par value	1,194,500	(19,500)

Total	$1,219,500	$605,500

(1)	Common stock price based on the last reported sale price of the Company’s common stock on February 25, 2011. Preferred stock price represents liquidation value per share.

(O)  Adjustments to interest expense represent $124,341,000 reduction in interest and fees associated with the bridge loan resulting from the use of proceeds as discussed in Note N. See Note L for a discussion of the interest rate assumptions. Assuming a bridge loan balance of $575,000,000, the all-in rate is approximately 9.74% and each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt would increase adjusted pro forma interest expense by $719,000 for the year ended December 31, 2010.

(P)  Adjustment represents the dividend on the issuance of 12,500,000 shares of the Company’s cumulative convertible perpetual preferred stock (see Note N) with an assumed dividend rate of 6.75%.

Health Care REIT, Inc.

(Q)  The calculations of basic and diluted earnings per share are as follows (in thousands, except per share data):

			Pro forma
	Historical	Pro forma	as adjusted

Income from continuing operations	$84,352	$58,952	$183,293
Preferred stock dividends	(21,645)	(21,645)	(63,833)
Net income attributable to noncontrolling interests	(357)	(357)	(357)

Income from continuing operations attributable to common stockholders	$62,350	$36,950	$119,103
Weighted-average shares used to calculate earnings per common share — Basic(1)	127,656	127,656	152,656
Effect of dilutive securities	552	552	552

Adjusted weighted-average shares used to calculate earnings per common share — Diluted	128,208	128,208	153,208
Income from continuing operations attributable to common stockholders per share:
Basic	$0.49	$0.29	$0.78
Diluted	0.49	0.29	0.78

(1)	The pro forma as adjusted weighted-average shares outstanding are the historical weighted-average shares of the Company adjusted for the assumed issuance of 25,000,000 shares of Company common stock (see Note N). The convertible preferred stock discussed in Note N were excluded as the effect of the conversion would be anti-dilutive.

Description of bridge loan facility

On February 28, 2011, the Company obtained a commitment from UBS Loan Finance LLC, UBS Securities LLC, as joint lead arranger, Bank of America, N.A., as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Barclays Bank PLC, as co-syndication agent, Barclays Capital Inc., as joint lead arranger, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., as joint lead arranger and co-documentation agent, JPMorgan Chase Bank, N.A., as co-syndication agent, J.P. Morgan Securities LLC, as joint lead arranger, Wells Fargo Bank, N.A., as co-documentation agent, Wells Fargo Securities, LLC, as joint lead arranger, KeyBank National Association, as senior managing agent, and KeyBanc Capital Markets Inc. to provide a bridge loan facility to the Company in an aggregate amount of up to $2.4 billion subject to the terms and conditions set forth therein. The $2.4 billion bridge loan facility is undrawn as of the date of this prospectus supplement, and the commitments thereunder are available until May 31, 2011. Proceeds from the borrowings under the $2.4 billion bridge loan facility, if made, will be used to fund all or part of the consideration for the Acquisition and to pay related fees and expenses. However, we currently anticipate using the proceeds of this offering, the Preferred Stock Offering, cash on hand and any amounts raised in future capital raising activities or refinancings in lieu of some of or all borrowings available under the $2.4 billion bridge loan facility.

Availability under the $2.4 billion bridge loan facility is subject to the satisfaction of certain conditions precedent including, but not limited to, (i) the absence of any continuing default or event of default, (ii) the accuracy of all representations and warranties customary for transactions of this type, (iii) receipt of a customary borrowing notice, and (iv) there being no legal bar to the lenders making the loan or the issuance. Loans outstanding under the bridge loan facility will bear interest at a rate per annum equal to LIBOR plus a margin ranging from 2.0% to 4.0%.

The Company’s obligations under the $2.4 billion bridge loan facility are senior unsecured obligations, ranking pari passu with other unsecured, unsubordinated general obligations of the Company.

Underwriting

UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC have severally agreed to purchase from us the number of shares of common stock set forth opposite the underwriter’s name at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Number of
Underwriter	shares

UBS Securities LLC	5,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,250,000
Barclays Capital Inc.	3,250,000
Deutsche Bank Securities Inc.	3,250,000
J.P. Morgan Securities LLC	3,250,000
Wells Fargo Securities, LLC	1,750,000
KeyBanc Capital Markets Inc.	1,750,000
Credit Agricole Securities (USA) Inc.	875,000
Raymond James & Associates, Inc.	625,000
Stifel, Nicolaus & Company, Incorporated	625,000
BMO Capital Markets Corp.	250,000
Morgan Keegan & Company, Inc.	250,000
Comerica Securities, Inc.	125,000
PNC Capital Markets LLC	125,000
RBS Securities Inc.	125,000

Total	25,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the overallotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $1.1820 per share under the public offering price. After the initial offering of the shares of common stock, the representatives of the underwriters may change the public offering price and other selling terms. Sales of shares of common stock made outside the United States may be made by affiliates of the underwriters.

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.”

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 3,750,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover overallotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that

Underwriting

the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 4.00% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ overallotment option:

		Without exercise of	With full exercise
	Fee	overallotment	of overallotment
	per share	option	option

Discounts and commissions paid by us	$1.97	$49,250,000	$56,637,500

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We and each of our executive officers have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities that the executive officers have, or will have, the right to acquire through the exercise of options, warrants, subscription or other rights for a period of 30 days after the date of this prospectus supplement without the prior written consent of UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, subject to limited exceptions. This consent may be given at any time without public notice.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

Naked short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

Underwriting

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and may be discontinued at any time.

A prospectus supplement in electronic format may be made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Conflicts of Interest

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us. Certain affiliates of UBS Securities LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Barclays Capital Inc., Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., Credit Agricole Securities (USA) Inc., Raymond James & Associates, Inc., Comerica Securities, Inc., PNC Capital Markets LLC and RBS Securities Inc. are lenders under our Fourth Amended and Restated Loan Agreement dated August 6, 2007. Also, UBS Securities LLC, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC and Credit Agricole Corporate and Investment Bank are documentation agents under such agreement and KeyBank National Association and Deutsche Bank Securities Inc. are the administrative and the syndication agents, respectively, under such agreement. In addition, an affiliate of UBS Securities LLC has committed to be a lender under our $400 million bridge loan facility and UBS Securities LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Barclays Capital Inc., Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. and/or their affiliates, have committed to be lenders under our $2.4 billion bridge loan facility. To the extent that any portion of the net proceeds from this offering is applied to repay borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities, certain of the underwriters and/or their respective affiliates will receive a portion of the net proceeds so applied through the repayment of borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities. If some of the net proceeds of this offering are used to repay borrowings under our Fourth Amended and Restated Loan Agreement and/or either of our bridge loan facilities, it is possible that more than 5% of the proceeds of this offering (not including underwriting discounts and commissions) may be received by any one underwriter or its affiliates. Nonetheless, in accordance with the FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust. UBS Securities LLC has acted as our financial advisor in connection with the Acquisition. Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as financial advisor to FC-GEN in connection with the Acquisition.

Notice to investors

NOTICE TO PROSPECTIVE INVESTORS IN EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

➢	by the Bookrunners to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

➢	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

NOTICE TO PROSPECTIVE INVESTORS IN UNITED KINGDOM

The Issuer constitutes a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (the “FSMA”). It has not been authorized or otherwise approved and, as an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with section 238 of the FSMA. Accordingly, this prospectus is only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling within both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities

Notice to investors

will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise

Notice to investors

in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

The offer or invitation of the securities (the “Securities”) of fund name (the “Fund”), which is the subject of this Prospectus, does not relate to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or recognised under Section 287 of the SFA. The Fund is not authorized or recognized by the Monetary Authority of Singapore (the “MAS”) and the Securities are not allowed to be offered to the retail public. This Prospectus and any other document or material issued in connection with the offer or sale is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This Prospectus has not been registered as a prospectus with the MAS. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Securities may not be circulated or distributed, nor may Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person pursuant to Section 305(1), or any person pursuant to Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Securities are subscribed or purchased under Section 305 by a relevant person which is:

(a)  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 305 except:

(1)  to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 305A(3)(i)(B) of the SFA;

(2)  where no consideration is or will be given for the transfer;

(3)  where the transfer is by operation of law; or

(4)  as specified in Section 305A(5) of the SFA.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

The shares may not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this document nor any other solicitation for investments in the shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156/652a of the Swiss Code of Obligations (“CO”). This document may not be copied, reproduced, distributed or passed on to others without the Offeror’s prior written consent. This document is not a prospectus within the meaning of Articles 1156/652a CO and the shares will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure

Notice to investors

standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. In addition, it cannot be excluded that the Offeror could qualify as a foreign collective investment scheme pursuant to Article 119 para. 2 Swiss Federal Act on Collective Investment Schemes (“CISA”). The shares will not be licensed for public distribution in and from Switzerland. Therefore, the shares may only be offered and sold to so-called “qualified investors” in accordance with the private placement exemptions pursuant to applicable Swiss law (in particular, Article 10 para. 3 CISA and Article 6 of the implementing ordinance to the CISA). The Offeror has not been licensed and is not subject to the supervision of the Swiss Financial Market Supervisory Authority (“FINMA”). Therefore, investors in the shares do not benefit from the specific investor protection provided by CISA and the supervision of the FINMA.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Legal matters

Certain legal matters regarding the shares of common stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of FC-GEN Acquisition Holding, LLC and subsidiaries (the “company”) (formerly FC-GEN Acquisition, Inc. and subsidiaries) (“Successor”) as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 to December 31, 2007 (“Successor Periods”) and the consolidated financial statements of Genesis HealthCare Corporation and subsidiaries (“Predecessor”) for the period from January 1, 2007 to July 13, 2007 (“Predecessor Periods”), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the December 31, 2009 consolidated financial statements contains explanatory paragraphs that state: effective July 14, 2007, FC-GEN Acquisition, Inc. acquired all of the outstanding stock of Genesis HealthCare Corporation in a business combination accounted for as a purchase (the “Merger”). As a result of the Merger, the consolidated financial information for the periods after the Merger is presented on a different cost basis than that for the periods before the Merger and, therefore, is not comparable; the company has changed its method of accounting for uncertainty in income taxes on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 740, Income Taxes; the company has changed its method of accounting for noncontrolling interests on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 810, Consolidation; and the company has changed its method of accounting for fair value measurements for recurring financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 820, Fair Value Measurements.

Where you can find more information

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet website at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

➢	we consider incorporated documents to be part of this prospectus supplement;

➢	we may disclose important information to you by referring you to those documents; and

➢	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates by reference the following documents we filed with the SEC:

➢	Annual Report on Form 10-K for the year ended December 31, 2010;

➢	Current Reports on Form 8-K filed on January 11, 2011 (including the description therein of our 6% Series H Cumulative Convertible and Redeemable Preferred Stock) and February 28, 2011 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement);

➢	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

➢	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

➢	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

➢	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description; and

Where you can find more information

➢	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus supplement and before the date this offering is terminated; other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus supplement and the accompanying prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement and the accompanying prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President—Administration and Corporate Secretary
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615
(419) 247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered carefully before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

Investing in our securities involves risk. See “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” beginning on page 1 of this prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting; and

•	legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, as amended or updated, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 5, 2009, January 29, 2009 (except that the information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus), January 30, 2009 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus) and May 7, 2009;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description;

•	The description of our 7.5% Series G Cumulative Convertible Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on December 18, 2006, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800

THE COMPANY

We are a real estate investment trust that invests in senior housing and health care real estate. We also provide an extensive array of property management and development services.

Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional health care and senior housing properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009

Consolidated ratio of earnings to fixed charges	1.89	1.77	1.87	1.71	1.85	1.78	2.18
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.41	1.54	1.47	1.61	1.54	1.89

We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2005, 2006, 2007 and 2008 and March 31, 2009. We issued 7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock in September 2004. We issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock in December 2006. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,000 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at

December 31, 2007. During the year ended December 31, 2008, certain holders of our Series G Preferred Stock converted 1,362,887 shares into 975,397 shares of our common stock, leaving 441,313 of such shares outstanding at December 31, 2008. During the quarterly period ended March 31, 2009, certain holders of our Series G Preferred Stock converted 40,600 shares into 29,056 shares of our common stock, leaving 400,713 of such shares outstanding at March 31, 2009.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Our certificate of incorporation authorizes us to issue 225,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock;

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock; and

•	2,100,000 shares have been designated as 7.5% Series G Cumulative Convertible Preferred Stock.

As of March 31, 2009, we had outstanding 111,013,261 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 74,989 shares of Series E Preferred Stock, 7,000,000 shares of Series F Preferred Stock and 400,713 shares of Series G Preferred Stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD,” “HCN PrF” and “HCN PrG,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

For a discussion of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus, see “Item 1 — Business — Taxation — Federal Income Tax Considerations” included in our most recent Annual Report on Form 10-K. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of indenture for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, a form of indenture for senior debt securities and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence.  Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.  To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants.  Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default.  The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.  First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote.  The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.  Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge.  We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.  We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described in “Item 1 — Business — Taxation — U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes” included in our most recent Annual Report on Form 10-K; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.  Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is BNY Mellon Shareowner Services.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•	We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will describe the plan of distribution of the securities and the terms of the offering and will name any underwriter or agent involved in the offer and sale of the securities. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters and our agents may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

We also may, from time to time, authorize underwriters and our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, commissions or fees and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts, commissions and fees received by them and any profit realized by them on resale of the securities may be deemed to be underwriting compensation, discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters, agents or dealers to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are also being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters regarding the securities offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 7, 2009, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 2,500 shares of our common stock and 1,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Any underwriters or agents will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 7, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

25,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT
March 1, 2011

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